SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K


                                Current Report
                        Pursuant to Section 13 or 15(d)
                     of the Securities Exchange Act of 1934


           Date of Report (Date of earliest event reported): December 20, 2002
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                  Mark Holdings, Inc. (formerly Mark Solutions, Inc.)
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                 (Exact name of registrant as specified in its charter)

                                    Delaware
                 (State or Other Jurisdiction of Incorporation)

                               0-17118 11-2864481
              (Commission File Number)(I.R.S. Employer Identification No.)

                      1135 Clifton Avenue, Clifton, NJ 07013
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               (Address and zip code of principal executive offices)

                                  973-773-8100
                         (Registrant's telephone Number)



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              ITEM 5.  Other Event and Regulation FD Disclosure

On December 20, 2002, the Annual Meeting of Shareholders was held at the offices of Registrant. The matters to be voted upon were the approval by Shareholders of the sale of the assets of the Mark Correctional Division; the election of Directors; approval of an amendment to Registrant's Certificate of Incorporation increasing the authorized capital stock from 50,000,000 to 100,000,000 shares of common stock; and ratification of the appointment of Holtz Rubenstein & Co., LLP as Registrant's auditors.

The holders of a majority of the shares entitled to vote approved the election of Carl Coppola, Ronald Olszowy and William DeMarco as Directors. Shareholders also approved the amendment to the Certificate of Incorporation increasing the authorized capital common stock from 50,000,000 shares to 100,000,000 shares; and the ratification of the appointment of Holtz Rubenstein & Co., LLP as auditors for the fiscal year ending June 30, 2003.

With respect to the approval by the Stockholders of the sale of the assets of the jail cell manufacturing division, Mark Correctional Systems, shareholders representing 4,461,784 shares approved the sale and Shareholders holding 639,638 shares voted against the proposal. As a result, the Company has not received the requisite vote to approve the sale. The number required for approval of the sale of the assets is 4,857,304 shares. Accordingly, at the present time, approval by the holders of an additional 395,520 shares is necessary to approve the resolution. In view of the holiday season and the difficulty in contacting Shareholders, the Board of Directors approved a resolution to keep the polls open until January 10, 2003 to give other shareholders an opportunity to cast their vote on the proposal to sell the jail cell division..



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                                 SIGNATURES



Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                                 Mark Holdings, Inc.
                                                 (Registrant)

                                                 By: s/ Carl Coppola
                                                 ------------------------------
                                                    Carl Coppola,  President


DATED: December 23, 2002

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